Exhibit 10.48

SEPARATION AND GENERAL RELEASE AGREEMENT

This Separation and General Release Agreement must be executed and returned to

Employer (Attn: Alan J. Rice, Senior Vice President, Corporation Counsel) on or before August 12, 2011.

            THIS SEPARATION AND GENERAL RELEASE AGREEMENT (this “Separation  Agreement”) is entered into between CHRISTOPHER G. KENNEDY, an individual residing at 158 Melrose Ave, Kenilworth, IL 60043 (the “Employee”) and VORNADO REALTY TRUST, with an address at 210 Route 4 East, Paramus, New Jersey 07652 (the “Employer”).  Employer, together with its past, present and future direct and indirect subsidiaries, affiliated entities, related companies and divisions and each of their respective past, present and future officers, directors, employees, shareholders, trustees, members, partners, attorneys and agents (in each case, individually and in their official capacities), and each of their respective employee benefit plans (and such plans' fiduciaries, agents, administrators and insurers, individually and in their official capacities), as well as any predecessors, future successors or assigns or estates of any of the foregoing, is collectively referred to in this Separation Agreement as the “Released Parties.”

1.         Separation of Employment.  Employee acknowledges and understands that Employee’s employment under the employment agreement dated as of August 1, 2003 between Employee and Employer, as amended (the “Employment Agreement”) is terminated July 22, 2011 (the “Separation Date”).  Employee further acknowledges and understands that Employee’s last day of employment with Employer is the Separation Date and that Employee has received all compensation and benefits to which Employee is entitled as a result of Employee’s employment, except as otherwise provided in this Separation Agreement. Employee understands that, except as otherwise provided in this Separation Agreement, Employee is entitled to nothing further from the Released Parties, including reinstatement by Employer or any of its affiliates.

2.         Employee General Release of the Released Parties.  In consideration of the payments and benefits set forth in Section 4 below and Employer’s agreement to engage Employee as an independent contractor under the Consulting Letter (as defined below in Section 5), Employee hereby unconditionally and irrevocably releases, waives, discharges and gives up, to the full extent permitted by law, any and all Claims (as defined below) that Employee may have against any of the Released Parties, arising on or prior to the date of Employee’s execution and delivery of this Separation Agreement to Employer.  “Claims” means any and all actions, charges, controversies, demands, causes of action, suits, rights, and/or claims whatsoever for debts, sums of money, wages, salary, severance pay, commissions, fees, bonuses, unvested stock options, vacation pay, sick pay, fees and costs, attorneys fees, losses, penalties, damages, including damages for pain and suffering and emotional harm, arising, directly or indirectly, out of any promise, agreement (including, without limitation, the Employment Agreement), offer letter, contract, understanding, common law, tort, the laws, statutes, and/or regulations of the States of Illinois, New Jersey, New York or any other state and the United States, including, but not limited to, federal and state wage and hour laws (to the extent waiveable), federal and state whistleblower laws, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Equal Pay Act, the Lilly Ledbetter Fair Pay Act of 2009, the Americans with Disabilities Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act (excluding COBRA), the Vietnam Era Veterans Readjustment Assistance Act, the Fair Credit Reporting Act, the Occupational Safety and Health Act, the Age Discrimination in Employment Act (“ADEA”), the Older Workers’ Benefit Protection Act, the Sarbanes-Oxley Act of 2002, the federal False Claims Act, the Illinois Human Rights Act, the Cook County Human Rights Ordinance, the Chicago Human Rights Ordinance, the New Jersey Law Against Discrimination, the New Jersey Family Leave Act, the New Jersey Civil Rights Act, the New Jersey Conscientious Employee Protection Act, the New Jersey False Claims Act,  the New York State Human Rights Laws, and the New York City Human Rights Laws, as each may be amended from time to time, whether arising directly or indirectly from any act or omission, whether intentional or unintentional.  This Section 2 releases all Claims including those of which Employee is not aware and those not mentioned in this Separation Agreement.  Employee specifically releases any and all Claims arising out of Employee’s employment with Employer or termination therefrom. Employee expressly acknowledges and agrees that, by entering into this Separation Agreement, Employee is releasing and waiving any and all Claims, including, without limitation, Claims that Employee may have arising under ADEA, which have arisen on or before the date of Employee’s execution and delivery of this Separation Agreement to Employer.

3.         Representations; Covenant Not to Sue.  Employee hereby represents and warrants that (A) Employee has not filed, caused or permitted to be filed any pending proceeding (nor has Employee lodged a complaint with any governmental or quasi-governmental authority) against any of the Released Parties, nor has Employee agreed to do any of the foregoing, (B) Employee has not assigned, transferred, sold, encumbered, pledged, hypothecated, mortgaged, distributed, or otherwise disposed of or conveyed to any third party any right or Claim against any of the Released Parties which has been released in this Separation Agreement, and (C) Employee has not directly or indirectly assisted any third party in filing, causing or assisting to be filed, any Claim against any of the Released Parties.  Except as set forth in Section 12 below, Employee covenants and agrees that Employee shall not encourage or solicit or voluntarily assist or participate in any way in the filing, reporting or prosecution by herself or any third party of a proceeding or Claim against any of the Released Parties based upon or relating to any Claim released by Employee in this Separation Agreement.

4.         Payment.  As good consideration for Employee’s execution, delivery and non-revocation of this Separation Agreement:

(i)         Employer shall pay Employee severance in an aggregate amount equal to $1,350,000 (less applicable withholdings and other customary payroll deductions) (collectively, the “Periodic Severance Payments”), payable as follows: (a) $675,000 (the “First Payment Amount”) plus interest calculated in the manner set forth below, payable on the first business day following the six month anniversary of the Separation Date, and (b) $675,000 payable ratably over the six month period commencing on the six month anniversary of the Separation Date, in accordance with the Employer’s customary payroll practices.  Interest will accrue on the First Payment Amount at a rate, per annum, equal to the applicable federal short-term rate (compounded monthly) in effect under Section 1274(d) of the Internal Revenue Code of 1986, as amended, on the Separation Date.  Interest payable on the First Payment Amount will be calculated as if the First Payment Amount would have been payable ratably over the first six months after the Separation Date and accrue on each such deemed ratable payment from the date such payment would have been paid (if it had been paid ratably).  Notwithstanding the foregoing, if Employee is re-employed within 12 months following the Separation Date, Employee shall provide notice to the Employer and the Periodic Severance Payments shall cease; provided, however, that if the Employee obtains employment within six months following the Separation Date, Employee will be paid a pro rata portion of the First Payment Amount on the first business day following the six month anniversary of the Separation Date based on the number of days during such six month period that he did not have other employment;

(ii)        Employer shall pay Employee an amount equal to $193,699 (the “Bonus Severance Payment” and together with the Periodic Severance Payments, the “Separation Payments”) (less applicable withholdings and other customary payroll deductions) within ten (10) business days following the effectiveness of this Separation Agreement; and

(iii)       Employee’s 3,739 unvested Restricted LTIP Units (all of the unvested Restricted LTIP Units as of the Separation Date that had been awarded to Employee in lieu of cash bonuses) shall fully vest on, and not before, March 31, 2012, provided that Employee (i) has not breached this Separation Agreement or the Consulting Agreement, and (ii) executes a Waiver and Release (the “Confirming Waiver and Release”) substantially identical to this Separation Agreement and which has an effective date no earlier than March 31, 2012.  The Confirming Waiver and Release will be provided by Employer to Employee for review on or before March 1, 2012. Employee’s consulting services under the Consulting Letter will be recognized for purposes of determining Employee’s vested interest in all other equity awards made by Employer to Employee that are unvested as of the Separation Date provided that Employee has not breached this Separation Agreement or the Consulting Agreement.  To the extent not vested at termination of the Consulting Period, such awards shall be immediately forfeited and canceled.  All of Employee’s vested stock options shall terminate on the 60th day following the last day of the Consulting Period to the extent not exercised on or before such 60th day, and provided that Employee has not breached this Separation Agreement or the Consulting Agreement.

Employee acknowledges that the payments and benefits set forth in this Section 4 constitute full satisfaction of Employer’s obligations under the Employment Agreement (including, without limitation, Section 8(c) thereof) or otherwise arising out of Employee’s employment or termination thereof.  Employee further acknowledges that Employee is not otherwise entitled to the payments and benefits described in this Section 4 or to Employer’s agreement to engage Employee as an independent contractor pursuant to the Consulting Letter and acknowledges that nothing in this Agreement shall be deemed to be an admission of liability on the part of any of the Released Parties.  Employee agrees that Employee will not seek anything further from any of the Released Parties.

5.         Consulting Letter.  In further consideration of, and subject to, Employee’s execution, delivery, and non-revocation of this Agreement, Employer will agree to engage Employee, on an independent contractor basis, to perform consulting services to the Employer upon the terms and conditions set forth in a letter to Employee in the form attached to this Agreement as Exhibit  A  (the “Consulting Letter”).

6.         Who is Bound.  Employer and Employee are bound by this Separation Agreement.  Anyone who succeeds to Employee’s rights and responsibilities, such as the executors of Employee’s estate, is bound and anyone who succeeds to Employer’s rights and responsibilities, such as its successors and assigns, is also bound.

7.         Cooperation With Investigations/Litigation.  Employee agrees, upon Employer’s request, to reasonably cooperate in any Employer investigation, litigation, arbitration, or regulatory proceeding regarding events that occurred during Employee’s tenure with Employer. Employee will make himself reasonably available to consult with Employer’s counsel, to provide information, and to appear to give testimony.  Employer will reimburse Employee for reasonable out-of-pocket expenses Employee incurs in extending such cooperation, so long as Employee provides advance written notice of Employee’s request for reimbursement and provides satisfactory documentation of the expenses.

8.         Confidentiality and Non Disparagement.  Employee agrees not to make any defamatory or derogatory statements concerning any of the Released Parties.  Provided inquiries are directed to Employer’s Human Resources Department, Employer shall disclose to prospective employers information limited to Employee’s dates of employment and last position held by Employee.  Employee confirms and agrees that Employee shall not, directly or indirectly, disclose to any person or entity or use for Employee’s own benefit, any confidential information concerning the business, projects, finances or operations of Employer, its affiliates or any of its or their respective clients, customers and tenants; provided, however, that Employee’s obligations under this Section 8 shall not apply to information generally known in Employer’s industry through no fault of Employee or the disclosure of which is required by law after reasonable notice has been provided to Employer sufficient to enable Employer to contest the disclosure.  Confidential information shall include, without limitation, trade secrets, customer, client, prospect and tenant lists, details of contracts, pricing policies, operational materials, marketing plans or strategies, security and safety plans and strategies, project development, and any other non-public or confidential information of, or relating to, Employer or its affiliates.  Employee shall not reveal the amounts paid to Employee or the other terms of this Separation Agreement to anyone, except to Employee’s immediate family, legal and financial advisors and then only after securing the agreement of such individual to maintain the confidentiality of this Separation Agreement, or in response to a subpoena or other legal process, after reasonable notice has been provided to Employer sufficient to enable Employer to contest the disclosure.  Without limitation of the foregoing, Employee acknowledges that the terms of Sections 9, 10, and 11 of the Employment Agreement shall survive the Separation Date and remain in full force and effect.  Employee hereby agrees that for purposes of Section 10 of the Employment Agreement, the term “Restriction Period” as used therein shall be extended until the later of the Restriction Period as defined in such Section of the Employment Agreement or the one-year anniversary of the expiration of the Consulting Period. Employee hereby represents and warrants to Employer that Employee has at all times been in full compliance with the terms of Sections 9 and 10 of the Employment Agreement.

9.         Remedies.  If Employee breaches any term or condition of this Separation Agreement or any representation made by Employee in this Separation Agreement was false when made, it shall constitute a material breach of this Separation Agreement and, in addition to and not instead of the Released Parties’ other remedies hereunder or otherwise at law or in equity, Employee shall be required to immediately, upon written notice from Employer, return the Separation Payments paid by Employer under Section 4 of this Separation Agreement, less the greater  of: (A) $500; or (B) 10% of the Separation Payments paid by Employer hereunder.  Employee agrees that if Employee is required to return any of the Separation Payments, this Separation Agreement shall continue to be binding on Employee and the Released Parties shall be entitled to enforce the provisions of this Separation Agreement as if none of the Separation Payments had been repaid to Employer and Employer shall have no further obligations to Employee under Section 4 of this Separation Agreement and may terminate the Consulting Period (as defined under the Consulting Letter) and the Employer’s obligations under the Consulting Letter.  Further, in the event of a breach by Employee of his obligations under this Separation Agreement, Employee agrees to pay all of the Released Parties’ attorneys’ fees and other costs associated with enforcing the terms this Separation Agreement.  Notwithstanding the foregoing, it is understood and agreed that Employee shall have no automatic repayment obligations or obligation to pay the Released Parties’ attorneys’ fees and other costs associated with enforcing the terms of this Separation Agreement if Employee were to challenge the validity of the ADEA waiver only.

10.       Employer Property.  Employee agrees to return to Employer all of Employer’s and its affiliates’ property in Employee’s possession, custody and/or control, including, but not limited to, all equipment, vehicles, computers, personal digital assistants, pass codes, keys, swipe cards, credit cards, documents or other materials, in whatever form or format, that Employee received, prepared, or helped prepare, except to the extent permitted to be retained by Employee during the Consulting Period set forth in the Consulting Letter.  Employee agrees that Employee will not retain any copies, duplicates, reproductions, computer disks, or excerpts thereof of Employer’s or its affiliates’ documents except to the extent permitted to be retained by Employee during the Consulting Period set forth in the Consulting Letter.

11.       Construction of Agreement.  In the event that one or more of the provisions contained in this Separation Agreement, the Consulting Letter or the preserved sections of the Employment Agreement shall for any reason be held unenforceable in any respect under the law of any state of the United States or the United States, such unenforceability shall not affect any other provision of this Separation Agreement, but this Separation Agreement, the Consulting Letter, and the preserved sections of the Employment Agreement shall then be construed as if such unenforceable provision or provisions had never been contained herein; provided, however, that if any court were to find that the waiver and release of Claims set forth in Section 2 of this Separation Agreement is unlawful or unenforceable, or was not entered into knowingly or voluntarily, Employee agrees, at Employer’s option, either to return the Separation Payments set forth in Section 4 of this Separation Agreement or to execute a waiver and release of Claims in a form satisfactory to Employer that is lawful and enforceable. If it is ever held that any restriction hereunder, the Consulting Letter, or under the preserved sections of the Employment Agreement is too broad to permit enforcement of such restriction to its fullest extent, such restriction shall be enforced to the maximum extent permitted by applicable law.  This Separation Agreement, the Consulting Letter, the preserved sections of the Employment Agreement, and any and all matters arising directly or indirectly herefrom shall be governed under the laws of the State of New York without reference to choice of law rules.  Employer and Employee consent to the sole jurisdiction of the federal and state courts of New York.  EMPLOYER AND EMPLOYEE HEREBY WAIVE THEIR RESPECTIVE RIGHT TO TRIAL BY JURY IN ANY ACTION CONCERNING THIS SEPARATION AGREEMENT OR ANY AND ALL MATTERS ARISING DIRECTLY OR INDIRECTLY HEREFROM, AND REPRESENT THAT THEY HAVE CONSULTED WITH COUNSEL OF THEIR CHOICE OR HAVE CHOSEN VOLUNTARILY NOT TO DO SO SPECIFICALLY WITH RESPECT TO THIS WAIVER.

12.       Acknowledgments.  Employer and Employee acknowledge and agree that:

            (A)  By entering in this Separation Agreement, Employee does not waive any rights or Claims that may arise after the date that Employee executes and deliver this Separation Agreement to Employer;

            (B)  This Separation Agreement shall not affect the rights and responsibilities of the Equal Employment Opportunity Commission (the “EEOC”) or similar federal or state agency to enforce ADEA or other laws, and further acknowledge and agree that this Separation Agreement shall not be used to justify interfering with Employee’s protected right to file a charge or participate in an investigation or proceeding conducted by the EEOC or similar federal or state agency.  Accordingly, nothing in this Separation Agreement shall preclude Employee from filing a charge with, or participating in any manner in an investigation, hearing or proceeding conducted by, the EEOC or similar federal or state agency, but Employee hereby waives any and all rights to recover under, or by virtue of, any such investigation, hearing or proceeding;

(C)  Notwithstanding anything set forth in this Separation Agreement to the contrary, nothing in this Separation Agreement shall affect or be used to interfere with Employee’s protected right to test in any court, under the Older Workers’ Benefit Protection Act, or like statute or regulation, the validity of the waiver of rights under ADEA set forth in this Separation Agreement; and

            (D)  Nothing in this Separation Agreement shall preclude Employee from exercising Employee’s rights, if any (i) under Section 601-608 of the Employee Retirement Income Security Act of 1974, as amended, popularly known as COBRA, or (ii) Employer’s 401(k) plan.

13        Opportunity For Review.

            (A)       Employee is hereby advised and encouraged by Employer to consult with his own independent counsel before signing this Separation Agreement. Employee represents and warrants that Employee (i) has had sufficient opportunity to consider this Separation Agreement, (ii) has read this Separation Agreement, (iii) understands all the terms and conditions hereof, (iv) is not incompetent or had a guardian, conservator or trustee appointed for Employee, (v) has entered into this Separation Agreement of Employee’s own free will and volition, (vi) has duly executed and delivered this Separation Agreement, (vii) understands that Employee is responsible for Employee’s own attorneys’ fees and costs, (viii) has had the opportunity to review this Separation Agreement with counsel of his choice or has chosen voluntarily not to do so, (ix) understands that Employee has been given twenty-one days to review this Separation Agreement before signing this Separation Agreement and understands that he is free to use as much or as little of the 21-day period as he wishes or considers necessary before deciding to sign this Separation Agreement, (x) understands that if Employee does not sign and return this Separation Agreement to Employer (Attn: Alan J. Rice, Senior Vice President, Corporate Counsel) on or before August 12, 2011, Employer shall have no obligation to enter into this Separation Agreement, Employee shall not be entitled to receive the Separation Payments and other benefits provided for under Section 4 of this Separation Agreement nor shall the Consulting Letter be effective, and the Separation Date shall be unaltered; and (xi) understands that this Separation Agreement is valid, binding, and enforceable against the parties hereto in accordance with its terms.

            (B)       This Separation Agreement shall be effective and enforceable on the eighth (8th) day after execution and delivery to Employer (Attn: Alan J. Rice, Senior Vice President, Corporate Counsel) by Employee.  The parties hereto understand and agree that Employee may revoke this Separation Agreement after having executed and delivered it to Employer (Attn: Alan J. Rice, Senior Vice President, Corporate Counsel), in writing, provided such writing is received by Employer at the address listed in this Separation Agreement above no later than 11:59 p.m. on the seventh (7th) day after Employee’s execution and delivery of this Separation Agreement to Employer.  If Employee revokes this Separation Agreement, it shall not be effective or enforceable, Employer shall not be obligated to engage Employee as an independent contractor pursuant to the Consulting Letter and Employee shall not be entitled to receive the Separation Payments and other benefits provided for under Section 4 of this Separation Agreement, and the Separation Date shall be unaltered.

[Signatures Appear On the following page]

Agreed to and accepted on this 5th day of August, 2011.

 WITNESS:                                                                 EMPLOYEE:

/s/ Anne Phelan                                                            /s/ Christopher G. Kennedy

                                                                                    Christopher G. Kennedy

Agreed to and accepted on this 5th day of August, 2011.

                                                                                    EMPLOYER:

                                                                                    VORNADO REALTY TRUST

                                                                                    BY:     /s/ Michael D. Fascitelli